Exhibit 99.1

Compass Diversified Holdings Declares Second Quarter 2020 Distributions on Common and Series A, B and C Preferred Shares

Westport, Conn., July 2, 2020 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended June 30, 2020 is payable on July 23, 2020 to all holders of record of Common Shares as of July 16, 2020.

The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series A Preferred Shares as of July 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series B Preferred Shares as of July 15, 2020.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, April 30, 2020, up to, but excluding, July 30, 2020. The distribution for such period is payable on July 30, 2020 to all holders of record of Series C Preferred Shares as of July 15, 2020.

“Our Board is pleased to declare a quarterly cash distribution of $0.36 per share on our Common Shares, as well as distributions on our Series A, B and C Preferred Shares,” said Elias Sabo, CEO of Compass Group Diversified Holdings LLC. “CODI has paid a sizable distribution to shareholders each quarter as a publicly-listed company, and we are proud to continue delivering value to our shareholders during this time. Our unique permanent capital structure and strong cash flows stemming from a truly diverse portfolio of nine subsidiaries allows us to effectively adapt to evolving market conditions and provide distributions in economic booms and recessions alike. With strategic capital, an experienced team and deep sector expertise, we remain committed to working proactively with our management teams to position our subsidiaries for success in the months and years to come, and we look forward to continuing to drive long-term shareholder value.”

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," “anticipates,” “estimate,” "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019, and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Relations:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Jon Keehner / Julie Oakes / Kate Thompson
212-355-4449